Exhibit 99.2

EQUITY COMMITMENT LETTER

PRIVET FUND LP

79 West Paces Ferry Road

Suite 200-B

Atlanta, GA 30305

May 17, 2017

IRIS Holdings, LLC

c/o Privet Fund Management, LLC

79 West Paces Ferry Road

Suite 200-B

Atlanta, GA 30305

Ladies and Gentlemen:

The undersigned Privet Fund LP, a Delaware limited partnership (“Equity Sponsor”), and Privet Capital Investments I, LP, a Delaware limited partnership (“Investor”), are pleased to offer this commitment to purchase securities of IRIS Holdings, LLC, a Delaware limited liability (“IRIS Holdings”), subject to the terms and conditions herein, for an aggregate purchase price in cash equal to U.S.$18,620,000 (the “Aggregate Commitment”), which Aggregate Commitment will, in turn, be further invested in IRIS Holdings, Inc., a Delaware corporation (“Parent”) that is wholly-owned by IRIS Holdings. The Aggregate Commitment is being made pursuant to that certain Arrangement Agreement, (as it may be amended from time to time, the “Arrangement Agreement”), among Privet Fund Management, LLC, a Delaware limited liability company (“Privet Management”), Parent, IRIS Canada Acquisition Corp., a corporation existing under the laws of the Province of British Columbia (“Purchaser”), and Norsat International Inc., a company existing under the laws of the Province of British Columbia (“Norsat”), pursuant to which Purchaser will acquire all of the issued and outstanding Common Shares of Norsat not already owned by Equity Sponsor or its affiliates (the “Transaction”). We understand that Privet Management, Parent and Purchaser intend to finance a portion of the Transaction with approximately U.S.$26,871,000 of indebtedness (“Debt Financing”) which we understand will be sufficient to fund an all-cash Transaction and the payment of related fees and expenses.

Equity Sponsor hereby irrevocably commits and agrees to capitalize Investor with cash in an amount equal to the Aggregate Commitment and Investor hereby irrevocably commits and agrees to utilize the proceeds received from Equity Sponsor to acquire, securities of IRIS Holdings for an aggregate purchase price in cash equal to the Aggregate Commitment, subject to the terms and conditions herein; provided that, notwithstanding paragraph 5 hereof, Equity Sponsor may allocate all or a portion of its capital commitment to co-investors (including any affiliates), as long as such allocation does not adversely affect or delay the completion of the Debt Financing and in such an event, Equity Sponsor’s commitment hereunder will be reduced (on a dollar-for-dollar basis) by the amounts actually contributed to Investor by payment in cash by such co-investors on or before the Effective Date (as defined in the Arrangement Agreement) of the Transaction. The proceeds from Investor's investment in IRIS Holdings shall be used for funding the consummation of the Transaction, including the payment of related fees and expenses, and for no other purpose. Equity Sponsor shall not be obligated to fund the commitment evidenced hereby (and Investor shall not be obligated to acquire securities of IRIS Holdings) except in connection with the closing of the Transaction. Equity Sponsor shall not, under any circumstances, be obligated to contribute to Investor more than the Aggregate Commitment and Investor shall not, under any circumstances, be obligated to contribute to IRIS Holdings more than the amount contributed to Investor by Equity Sponsor. To the extent that the aggregate Consideration (as defined in the Arrangement Agreement) required to be funded pursuant to the Arrangement Agreement at the consummation of the Transaction is less than the Aggregate Commitment plus the amount of Debt Financing, the Aggregate Commitment of Equity Sponsor to Investor and the Aggregate Commitment of Investor to IRIS Holdings shall be reduced by such difference.

The commitments of Equity Sponsor and Investor are also subject to all of the following terms and conditions:

1.             Conditions Precedent. The respective obligations of Equity Sponsor and Investor to consummate this commitment shall be conditioned upon:

a.       the satisfaction or waiver of all conditions precedent to the closing of the Transaction set forth in Sections 6.1, 6.2 and 6.3 of the Arrangement Agreement (except those conditions which by their nature cannot be satisfied except at the time of closing, provided that such conditions are actually satisfied or validly waived at the time of closing);

b.       Debt Financing has been funded (or will be funded at the closing of the Transaction in accordance with its terms, if the Aggregate Commitment is funded at the closing of the Transaction); and

c.       the substantially concurrent consummation of the Transaction in accordance with the terms of the Arrangement Agreement.

2.             Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, (a) IRIS Holdings has no right of recovery against, and no personal liability shall attach to and no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any officer, agent or employee of Equity Sponsor or Investor, any controlling person of Equity Sponsor or Investor, any direct or indirect holder of any equity interests or securities of Equity Sponsor or Investor (whether such holder is a limited or general partner, member, stockholder or otherwise), any affiliate of Equity Sponsor or Investor, or any former, current or future director, officer, employee, partner, stockholder, affiliate, member, manager, controlling person, agent or representative of any of the foregoing or any of their respective successors or permitted assigns (in each case, other than Equity Sponsor or Investor) (any such person or entity, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons under this letter agreement or any documents or instruments delivered in connection herewith or with the Transaction for any claim based on, in respect of or by reason of such obligations or by their creation.

3.             Effective Date; Expiration. The respective obligations of Equity Sponsor and Investor under this letter agreement, including the obligation to fund the Aggregate Commitment hereunder, are effective on the date hereof and such obligations will expire and terminate automatically and immediately (at which time the respective obligations of Equity Sponsor and Investor hereunder shall be discharged) upon the earliest to occur of (i) the Effective Time (as defined in the Arrangement Agreement), (ii) the termination of the Arrangement Agreement in accordance with its terms or (iii) the commencement by Norsat, any stockholder of Norsat or any person (as defined in the Arrangement Agreement) acting at the direction of or on behalf of Norsat, any stockholder of Norsat or any of their respective affiliates, agents or representatives of any lawsuit or action (whether in tort, contract or otherwise) asserting a claim under, or in respect of, or breach of the Arrangement Agreement, this letter agreement or the Guarantee (as defined below) or the transactions contemplated hereby or thereby (including in respect of any representations (whether written or oral) made or alleged to be made in connection herewith or therewith) against Equity Sponsor, Investor, IRIS Holdings or any of the Related Persons.

4.             Representations, Warranties and Covenants. Equity Sponsor and Investor each hereby represents and warrants as follows:

a.       it is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware and each has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted;

b.       the execution, delivery and performance of this Letter Agreement has been duly authorized by all necessary action and do not contravene or violate any provision of Equity Sponsor’s or Investor’s respective limited partnership agreement or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Equity Sponsor or Investor or their respective assets;

c.       this letter agreement constitutes a legal, valid and binding obligation of each of Equity Sponsor and Investor, enforceable against Equity Sponsor and Investor, as appropriate, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

d.       Equity Sponsor has the financial capacity to pay and perform its obligations under this letter agreement and, for so long as this letter agreement shall remain in effect in accordance with Section 3 hereof, Equity Sponsor will at all times maintain Availability (as hereinafter defined) in an amount equal to or greater than the Aggregate Commitment. As used herein, the term “Availability” shall mean the sum of (i) the aggregate amount of the following unrestricted and unencumbered items held in the United States of America: cash, cash equivalents, and marketable and liquid investments, plus (ii) amounts available to be drawn by Equity Sponsor under one or more lines of credit, the proceeds of which draw are permitted to be used for the purpose of satisfying Equity Sponsor’s obilgation to fund the Aggregate Commitment.

5.             No Assignment. The commitment evidenced by this letter agreement shall not be assignable by IRIS Holdings, on the one hand, or Equity Sponsor or Investor, on the other hand, without the consent of IRIS Holdings, Equity Sponsor or Investor, as applicable, and the granting of such consent in a given instance shall be solely in the discretion of IRIS Holdings, Equity Sponsor or Investor, as applicable, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided, that the commitment evidenced by this letter agreement shall be assignable to subsidiaries or affiliates of Parent.

6.             Amendment. This letter agreement may not be amended except pursuant to a written document duly executed by each of Equity Sponsor, Investor and IRIS Holdings.

7.             Third Party Beneficiary. No person or entity other than IRIS Holdings shall be entitled to rely upon this letter agreement, and this letter agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing herein, express or implied, is intended or shall confer upon any other person any rights, benefits or remedies whatsoever under or by reason of this commitment. In furtherance of the foregoing and for the avoidance of doubt, no creditor of Investor, IRIS Holdings or any of their respective affiliates shall have any right to enforce this letter or to cause Investor or IRIS Holdings to enforce this letter.

8.             Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

9.             Jurisdiction. Any dispute, controversy or claim between the parties hereto which arises out of, relates to or is in any manner connected with this letter agreement, including any question regarding the validity, termination of, or performance or non-performance under, this letter agreement, any breach of this letter agreement, or any other claim (including tort claims) which arises out of, relates to or is in any manner connected with this letter agreement or any documents or instruments delivered in connection herewith or with the Transaction shall be referred exclusively to the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and, by execution and delivery of this letter agreement, each of the parties hereto accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this letter agreement. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any person other than the parties hereto.

10.           Guarantee. Concurrently with the execution and delivery of this letter agreement, Equity Sponsor is executing and delivering to Norsat a limited guarantee (the “Guarantee”) relating to certain obligations of Privet Management, Parent and Purchaser under the Arrangement Agreement. Norsat’s remedies against Equity Sponsor under the Guarantee shall, and are intended to, be Norsat’s sole and exclusive direct or indirect remedy (whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Investor, IRIS Holdings, Parent or Purchaser against any Guarantor Affiliate (as defined in such Guarantee), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise) available to Norsat and its affiliates against Equity Sponsor or Investor or any of their respective affiliates and Norsat and its affiliates shall not have, and are not intended to have, any right of recovery (other than pursuant to the Guarantee) against Equity Sponsor or Investor or any Guarantor Affiliate for any liability, loss, damage or recovery of any kind arising under or in connection with any breach of the Arrangement Agreement (whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Transaction to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to be made in connection therewith (written or oral and whether or not Privet Management’s, Parent’s or Purchaser’s breach is caused by the breach by Equity Sponsor or Investor of their respective obligations under this letter agreement).

11.           Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to IRIS Holdings solely in connection with the Arrangement Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Equity Sponsor and Investor. Notwithstanding the foregoing, this letter agreement may be provided to Norsat and its advisors who have been directed to treat this letter agreement as confidential.

[The remainder of this page is left blank intentionally. Signature page follows]

If the foregoing is acceptable to you, please sign and return a copy of this letter agreement where indicated below. This letter agreement and the obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principle of conflict of laws.

Very truly yours,

PRIVET FUND LP

By:	Privet Fund Management LLC, its General
Partner

By:	/s/ Ryan Levenson
Ryan Levenson
Managing Member

PRIVET CAPITAL INVESTMENTS I, LP

By:	Privet Fund Management LLC, its General Partner

By:	/s/ Ryan Levenson
Ryan Levenson
Managing Member

Acknowledged and agreed to this 17th day of May 2017

IRIS HOLDINGS, LLC

By:   Privet Fund Management LLC, its Managing Member

By:	/s/ Ryan Levenson
Ryan Levenson
Managing Member

[Signature Page to Equity Commitment Letter]